TERMINATION AND MUTUAL RELEASE AGREEMENT (hereinafter "Agreement") dated as of July 6, 2006 by and among Walt Camping ("Executive"), DataLogic International, Inc. ("DLGI") and IPN Communications, Inc. ("IPN"), and inures to the benefit of each of the party's current, former and future parents, subsidiaries, related entities, officers, directors and assigns.


                             RECITALS


      WHEREAS, Executive and IPN are parties to that certain Employment Agreement dated September 15, 2005 between Executive and IPN (the "Employment Agreement"); and

      WHEREAS, Executive, DLGI, IPN are parties to that certain Agreement for Non-Competition and Earn-out, dated September 15, 2005 (the "Earn-Out Agreement"); and

      WHEREAS, the Employment Agreement and the Earn-Out Agreement were entered into pursuant to the terms of that certain Asset Purchase Agreement, dated September 15, 2005, by and among DLGI, IPN and CBSi Holdings, Inc. (the "Asset Purchase Agreement", and together with the Employment Agreement and the Earn-Out Agreement, the "Prior Agreements"); and

      WHEREAS, Executive, DLGI and IPN desire to terminate certain relationships contemplated by the Prior Agreements.

      NOW THEREFORE, in consideration of the covenants and agreements set forth herein, the parties agree as follows:

1. Payment. DLGI will transfer and assign to Executive $110,000 of the amount payable under that certain Promissory Note dated September 15, 2005 issued by MBSi Capital Corp. to DLGI, as amended (the "Old MBSi Note"), such transfer and assignment to be evidenced by a Promissory Note dated July 1, 2006 issued by MBSi Capital Corp. to Executive in form of Exhibit A hereto.

2. Termination of Agreements. Effective as of the date hereof, the parties hereby terminate: (a) the Employment Agreement, (b) any or all rights of Executive under the Earn-Out Agreement and the Asset Purchase Agreement and
(c) stock options to purchase 512,500 shares of DLGI common stock previously granted or due to Executive pursuant to Section 2(f) of the Asset Purchase Agreement. Notwithstanding the forgoing, Executive will retain, in accordance with the terms and conditions of the Stock Option Agreement attached as Exhibit B hereto, stock options to purchase 512,500 shares of DLGI common stock previously granted or due to Executive pursuant to Section 2(f) of the Asset Purchase Agreement.

3. Release of Claims. Each party for itself and its assigns and successors, fully and forever releases and discharges the other party and each of its current, former and future parents, subsidiaries, related entities, officers, and directors ("Releasees") with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the date hereof, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to the Prior Agreements (or Executive's services under the Employment Agreement).


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4.    Waiver of Civil Code S 1542. Each party expressly waives any and all rights and benefits conferred upon it by Section 1542 of the Civil Code of the State of California, which states as follows:

           "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each party expressly agrees and understands that the release it gives pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which such party may have against the other party or any of the other Releasees.

5. Severability of Release Provisions. The parties agree that if any provision of the release given by it under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

6. Promise to Refrain from Suit. Each party promises and agrees that will never sue the other party (and, if applicable, any of the other Releasees), or otherwise institute or participate in any legal proceedings against the other party (and, if applicable, any of the other Releasees), with respect to any claim covered by the release provisions of this Agreement.

7. No Admission of Liability. The parties agree that this Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party's current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

8. Confidentiality. Each party promises and agrees that, unless compelled by legal process, it will not disclose to others and will keep confidential both the fact of and the terms of this Agreement.

9. Integrated Agreement. The parties acknowledge and agree that all agreements and understandings of any kind existing between the parties as of the date hereof are hereby terminated. The parties acknowledge and agree that no promises or representations were made to them which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof.

10. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

11. No Modification of Right to Stock Payment under the Asset Purchase Agreement. Nothing in this Agreement is intended to modify the right of CBSi Holdings, Inc. or Executive to retain the 3,003,534 shares of DLGI common stock that constitute the Stock Payment (as defined in the Asset Purchase Agreement).

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the dates set forth below.

Walt Camping

/s/ Walt Camping
__________________________________
Date: July 6, 2006


DATALOGIC INTERNATIONAL, INC.

/s/ Keith Moore
__________________________________
By: Keith Moore
Title: Chief Executive Officer
Date: July 6, 2006


IPN COMMUNICATIONS, INC.

/s/ Khahn D. Nguyen
__________________________________
By: Khahn D. Nguyen
Title: President
Date: July 6, 2006